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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 6, 1998 on our audits of the consolidated financial statements of Dover Corporation and subsidiaries as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, and of our report dated February 14, 1997 on our audits of the consolidated financial statements and financial statement schedule of Dover Corporation and subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995. We also consent to the reference to our firm under the caption "Experts".


                                            Coopers & Lybrand L.L.P.


New York, New York
March 17, 1998